MASTERWORKS

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You're invited to join an exclusive community investing in blue-chip art.

- Invest in multimillion-dollar paintings
- Attractive historical price appreciation
- Buy and sell shares on secondary market
- Receive proceeds when the painting sells

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Contemporary Art Market Performance vs. S&P 500 (1995–2020)


30%
23%
15%
8%
1995
2001
2007
2013
2019

Citi Global Art Market, Dec 2020

Contemporary Art Annual Appreciation
13.6%

S&P 500 Annualized Return
8.9% (with dividends)

Past performance is no guarantee of future results, and there are significant differences between investing in art and investing in stock, bonds and other asset classes, see important disclosures

The New York Times | New York | CNN | Forbes | CNBC


Investment Statement
Banksy 'Mona Lisa' Sold!
Initial Offering $1,039,000
Sale Price $1,500,000
Return (net of fees) 32%
Your Proceeds $24,484.74

Our Track Record

Since 2018, we've acquired 40+ assets valued at over $90 million. Our sole successful exit to date had an actualized annual return of 32% net of fees.

We target a 3–10 year hold, but with our Secondary Market you have the potential to exit early.

Past performance is no guarantee of future results, see important disclosures

32%
Historical Annual Return on Bansky Exit (only exit)

40+
Total Offerings

120K+
Registered Signups

$90M+
Securitized Assets

Our Artists

Our offerings include paintings by some of the most popular blue-chip and established artists. We've compiled what we believe to be the most complete database of paintings that have been purchased and resold throughout history. This allows us to identify which artist markets are gaining momentum.

$64.1B
Global Sales in 2019
Art Basel & UBS

$1.7T
Art and Collectibles Wealth
Deloitte

86%
Wealth Managers Surveyed Recommend Investing in Art
Deloitte

GO TO PRICE DATABASE

Jean-Michel Basquiat | Andy Warhol | Banksy | Kaws | Yayoi Kusama | George Condo

Repeat Sales History


Purchase Price $20.9k
Sale Price $110.5m


Purchase Price $8.1k
Sale Price $3.6m


Purchase Price $122.4k
Sale Price $29.3m


Purchase Price $110.0k
Sale Price $26.0m


Purchase Price $5.5k
Sale Price $1.0m


Purchase Price $70.0k
Sale Price $13.1m

Past performance is no guarantee of future results, see important disclosures

Past Offerings



Jean-Michel Basquiat
The Mosque (1982)
DEAL SHEET



Joan Mitchell
Rhubarb (1962)
DEAL SHEET



Andy Warhol
Little Electric Chair (1964)
DEAL SHEET



Yayoi Kusama
Infinity Nets T.I.T. (2001)
DEAL SHEET



Banksy
Mona Lisa (2000)
DEAL SHEET



Kaws
Companion (Detail of Crowd Shot) (2000)
DEAL SHEET

Buy and Sell Shares

Historically, art investments typically lacked any consistent access to liquidity. Introduced in early 2020, our Secondary Market is the first online platform to enable the buying and selling of art investments, providing the potential for liquidity when life demands it.

GO TO SECONDARY MARKET

We cannot assure you that the Secondary Market will provide a reliable or effective means of monetizing your investment or valuing your shares.



Kaws Secondary Market
Title
Years Painted
Dimensions
Price Appreciation of Similar Wo
BUY MW008
SELL MW008
Bid Price
$23.75
Shares
150
Total
$3,562.50
Wallet Balance
$10,000.00
Continue
Investment Overview
Offering Circular
Auction History
2019 Auction Sales
$108,445,628
Repeat Sales
48
Someone has accepted your offer! Funds have been added to your account.
$24.78
% from IPO
23.9%
Buy Shares
Sell Shares



Annualized Performance (1995–2020)
Contemporary Art
13.6%
S&P 500 Total Return
8.9%
Global Equities
7.0%
Gold
6.5%
US Housing
4.1%



Correlation Factor (1995–2020)
Contemporary Art
S&P 500 Total Return
0.01
Global Equities
0.05
Gold
0.39
US Housing
-0.07

Past performance is no guarantee of future results, see important disclosures

Outperformance and Low Correlation

Multimillion-dollar artwork has long been a cornerstone of investing for the ultra-wealthy. Citi Private Bank calculated the long-term correlation coefficient of 0.11 between Art and the S&P 500 Index, which is a very low level of correlation. This is why we believe that contemporary art plays a key role in diversifying any portfolio.

Masterworks 2021 Art As An Investment

Our industry-leading research team regularly publishes a report on art as an asset class.

Download Report

Art as a Hedge Against Inflation

Central Banks around the world are committed to keeping interest rates low for the foreseeable future. But extensive monetary easing plus government spending has increased the risk of inflation in the future. Real assets, notably Contemporary art, have benefitted from falling real interest rates and help provide protection in an inflationary environment, according to our research.



Contemporary Art vs. Real Interest Rates (2000–2020)
10.0
8.0
6.0
4.0
2.0
0.0
Contemporary Art Index (2000 = 1)
8.0
6.0
4.0
2.0
0.0
-2.0
-4.0
Real Interest Rates (%)
2000
2004
2008
2012
2016
2020
Post War & Contemporary Art
Repeat-Sale Pair Index using Standard & Poor's CoreLogic Case-Shiller Indices Methodology.
Treasury Inflation-Indexed Long-Term Average Yield
Measured through July 2020.

Past performance is no guarantee of future results, see important disclosures


Loss Frequency (1995–2020)
3-Year Investment Horizons
Contemporary Art 4%
S&P 500 Total Return 24%
Global Equities 24%
Gold 40%
US Housing 20%


Loss Magnitude (1995–2020)
3-Year Investment Horizons
Contemporary Art -0.5%
S&P 500 Total Return -14.5%
Global Equities -16.4%
Gold -13.8%
US Housing -7.2%

Past performance is no guarantee of future results, see important disclosures

Contemporary Art's Low Loss Frequency

Over the past 25 years, Contemporary Art has experienced losses approximately only 4% of the time measured over 3-year investment horizons. Additionally, the global art market declined 26% during the financial crisis of 2008-2009, when the S&P 500 declined by 58%, according to Art Basel & UBS.

How It Works

Masterworks is the first platform for buying and selling shares representing an investment in iconic artworks. Build a diversified portfolio of expertly-vetted works curated by our industry-leading research team.


We Find the Best Artists
We determine which artist markets have the most momentum
We Purchase the Best Art
We acquire the best examples available, at the best price
We Securitize the Artwork
We file an offering circular with the SEC allowing anyone to invest
3–10 Year Hold Period
Receive your pro rata proceeds (net of fees) when the painting sells
Sell Your Shares
You have the option to sell your shares in our secondary market.

REQUEST INVITATION

Press

Barron's Streetwise 11/20/2020


Paintings For Profits: Should Investors Buy Shares of Art?

MacroVoices 10/29/2020


Spotlight #5 The Democratization of Alternative Investments

This Week in Startups 6/24/2019


E1087: Democratizing art as an asset class, indicators of a rapidly appreciating piece of art & more with Masterworks CEO & Founder Scott Lynn

CNBC 6/24/2019


This company lets you i...
INVESTING IN THE LUXURY ART MARKET

Fox Business 11/23/2020


MASTERWORKS.IO HAS PAINTINGS FOR INVESTMENT FROM ARTISTS LIKE JEAN-MICHEL BASQUIAT
DOW 29,594.07

Bloomberg 10/28/2019



Frequently Asked Questions

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MASTERWORKS

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This website contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans or strategies is inherently uncertain and actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. You are cautioned not to place undue reliance on any of these forward-looking statements.

We are "testing the waters" under Regulation A under the Securities Act of 1933. The information contained on the Masterworks.io website has been prepared by Masterworks without reference to any particular user's investment requirements or financial situation. Potential investors are encouraged to consult with professional tax, legal, and financial advisors before making any investment into a Masterworks offering. All investments involve risk, including the risk of the loss of all of your invested capital. Please consider carefully the investment objectives, risks, transaction costs, and other expenses related to an investment prior to deciding to invest. Diversification and asset allocation do not ensure profit or guarantee against loss. Investment decisions should be based on an individual's own goals, time horizon, and tolerance for risk.

Our materials may include historical appreciation percentages that are based on public auction sales and reflect historical price trends. Such information is not intended to be indicative of returns that would have been achieved on Masterworks shares during such periods. Fees, expenses and other factors will create significant differences between the performance of an investment in masterworks shares and historical artwork appreciation rates.

Past price trends are not indicative of future price trends and are not intended to be a proxy for historical or projected future performance of any specific artwork or Masterworks shares. Also, our materials may present comparisons between the historical price performance of a segment of the art market and other investment asset classes, such as stocks, bonds, real estate, and others. There are important differences between art and other asset classes. For more information, see important disclosure.

By using this website, you accept the Masterworks.io **Terms of Use** and **Privacy Policy**. For additional information you are encouraged to review Important Disclosures.

Masterworks is not registered, licensed, or supervised as a broker dealer or investment adviser by the SEC, the Financial Industry Regulatory Authority (FINRA), or any other financial regulatory authority or licensed to provide any financial advice or services.

The information contained herein neither constitutes an offer for nor a solicitation of interest in any specific securities offering. For any proposed offering pursuant to an offering statement that has not yet been qualified by the SEC, no money or other consideration is being solicited, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement for such offering has been qualified by the SEC any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification. An indication of interest involves no obligation or commitment of any kind. Offering circulars for Masterworks offerings are available **here**.

Masterworks.io, LLC is located at 497 Broome St, Suite 1, New York, NY 10013.